UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	April 9, 2007

Grant Life Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-50133	82-0490737
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1787 East Ft. Union Blvd., Suite 202 Salt Lake City, Utah		84121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(801) 261-8736

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

64 East Winchester, Suite 205, Murray, Utah 84107
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 9, 2007, Donald W. Rutherford resigned as Chief Financial Officer of Grant Life Sciences, Inc. (the “Company”). Subsequent to the foregoing resignation, the Board of Directors of the Company appointed Doyle R. Judd as Chief Financial Officer to replace Mr. Rutherford and as Secretary of the Company. As Chief Financial Officer, Mr. Judd shall provide approximately 20 hours of service per week, depending on the needs of the Company, and shall receive a salary of $99,000 per year. In addition, Mr. Judd will be granted up to 2,400,000 stock options of the Corporation. Options are exercisable at an exercise price per share equal to the closing price of the common stock on the date the Options are granted. 800,000 of the Options shall vest on the date they are granted, 800,000 will vest on the first anniversary from their date of grant and the remaining 800,000 will vest on the second anniversary from their date of grant

Mr. Judd is a limited partner with Tatum LLC in Salt Lake City, Utah, which he joined in April 2006. Tatum LLC provides supplemental, interim, project, or employed executives for clients that range from emerging growth to large multinational public companies. Pursuant to such employment, Mr. Judd has been contracted out as an executive officer for various corporations. From May 2004 through March 2006 Mr. Judd was the Senior Vice President and Chief Financial Officer of The LoveSac Corporation, an emerging growth retailer and franchisor. From July 2003 through April 2004 Mr. Judd was an independent management consultant. As a consultant Mr. Judd assisted companies with Sarbanes-Oxley compliance. From July 1994 through June 2003 Mr. Judd was the Chief Financial Officer of Slaymaker Group, Inc., a food service and franchising company. Mr. Judd holds a Master of Accountancy degree from Marriott School of Management, Brigham Young University and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Life Sciences, Inc.

Date: April 13, 2007	By:	/s/ Doyle R. Judd
Name: Doyle R. Judd
Title: Chief Financial Officer